Exhibit 23(h)

Other Material Contracts

(i) Transfer Agency Agreement - incorporated by reference to Registrant's Pre-Effective Amendment No. 2 to its Registration Statement dated January 28, 1997.

(ii)     Sub-Transfer Agency Agreement attached hereto.




                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                        ALPS MUTUAL FUNDS SERVICES, INC.

                                       and

                  FINANCIAL ADMINISTRATIVE SERVICES CORPORATION




                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT
                                     Between
                        ALPS MUTUAL FUNDS SERVICES, INC.
                                       And
                  FINANCIAL ADMINISTRATIVE SERVICES CORPORATION
 _____________________________________________________________________________

                                TABLE OF CONTENTS

Section                                                                                        Page

 1.      Terms of Appointment and Duties ................................................................1

 2.      Third Party Administrators for Defined Contribution Plans ......................................3

 3.      Fees and Expenses ..............................................................................4

 4.      Representations and Warranties of ALPS .........................................................4

 5.      Representations and Warranties of the Transfer Agent ...........................................5

 6.      Wire Transfer Operating Guidelines .............................................................5

 7.      Indemnification ................................................................................6

 8.      Standard of Care ...............................................................................7

 9.      Confidentiality ...............................................................................8

 10.     Covenants of the Transfer Agent and ALPS ......................................................8

 11.     Termination of Agreement ......................................................................8

 12.     Assignment and Third Party Beneficiaries ......................................................9

 13.     Subcontractors ................................................................................9

 14.     Miscellaneous .................................................................................9




                                     - 16 -

                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT



AGREEMENT made as of the 2nd day of November, 1998, by and between Financial Administrative Services Corporation a Colorado corporation, having its principal office and place of business at 8515 E. Orchard Road, Englewood, Colorado, 80111(the "Transfer Agent"), and ALPS MUTUAL FUNDS SERVICES, INC., a Colorado corporation, having its principal office and place of business at 370 17th Street, Suite 3100, Denver, Colorado 80202 ("ALPS").

WHEREAS, the Transfer Agent has been appointed by the investment company (including each series thereof) listed on Schedule A (the "Trust"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

WHEREAS, the Transfer Agent has entered into a Transfer Agency and Service Agreement with the Trust listed on Schedule A pursuant to which the Transfer Agent is responsible for certain transfer agency and dividend disbursing functions and the Transfer Agent is authorized to subcontract for the performance of its obligations and duties thereunder in whole or in part with ALPS;

WHEREAS, the Transfer Agent is desirous of having ALPS perform certain shareholder accounting, administrative and servicing function (collectively "Shareholder and Record-Keeping Services");

WHEREAS, the Transfer Agent desires to appoint ALPS as its sub-transfer agent and servicing agent , and ALPS desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Terms of Appointment; Duties

1.1 Sub-Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints ALPS to act as, and ALPS agrees to act as, the sub-transfer agent for the Trust's authorized and issued shares of beneficial interest, and the dividend disbursing agent. As used herein, the term "Shares" means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for the Trust (including each series thereof) enumerated in Schedule A. ALPS agrees that it will perform the following Shareholder and Record-Keeping services:

(a) In accordance with procedures established from time to time by agreement between the Transfer Agent and ALPS, ALPS shall:

(i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust authorized by the Board of Trustees of the Trust (the "Custodian");

(ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(iv) In respect to the transactions in items (i) (ii) and (iii) above, ALPS shall execute transactions directly with broker-dealers authorized by the Funds who shall thereby be deemed to be acting on behalf of the Trust;

(v) When it receives monies paid to it by the Custodian with respect to any redemption, pay or cause to be paid in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (vii) Prepare and transmit payments for dividends and distributions declared by the Trust;

(viii) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

(ix) (Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. ALPS shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.


1.2  Additional   Services.   In  addition  to,  and  neither  in  lieu  nor  in
     contravention of, the services set forth in the above paragraph, ALPS shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all taxable Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 9:00 AM Mountain Time, or such earlier time as the Trust may reasonably require, on the next business day;

(c) "Blue Sky" Reporting. The Trust or Transfer Agent shall (i) identify to ALPS in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of ALPS for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and providing a system which will enable the Trust to monitor the total number of Shares sold in each State;

(d) National Securities Clearing Corporation (the "NSCC"). If the transactions are to be made via NSCC ALPS shall: (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by ALPS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by ALPS; (ii) issue instructions to Trust's banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust's records in accordance with NSCC's Networking and Fund/DERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

(e) New Procedures. New procedures as to who shall provide certain of these services in Section I may be established from time to time by agreement between the Transfer Agent and ALPS. ALPS may at times perform only a portion of these services and the Transfer Agent, the Trust or their agent may perform these services on the Trust's behalf.

2.       Third Party Administrators for Defined Contribution Plans

2.1 The Trust may decide to make these shares available to certain of its customers' ("Employers") deferred compensation plans ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being established under Sections 401(a), 403(b) or 457 of the Internal Revenue Code of 1986, as amended ("Code"). These Plans may be administered by third party administrators which may or may not be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended)(the "TPA(s)")

 2.2    ALPS shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the Trustee of such Plans, or its designee for the benefit of the Plan; and

(c) Perform all services under Section 1 on behalf of the Trust and not as a record-keeper for the Plans.

2.3 Transactions identified under Section 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

(a) Require ALPS to use methods and procedures other than those usually employed by ALPS to perform services under Section 1 of this Agreement;

(b) Involve the provision of information to ALPS after the commencement of its nightly processing cycle; or

(c) Require more manual intervention by ALPS, either in the entry of data or in the modification or amendment of reports generated by ALPS than is usually required by non-retirement plan and pre-nightly transactions.

3.         Fees and Expenses

3.1 Fee Schedule. For the performance by ALPS pursuant to this Agreement, the Transfer Agent agrees to pay ALPS fees as set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Transfer Agent and ALPS.

3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Transfer Agent agrees to reimburse ALPS for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, mailing and tabulating proxies, records storage, or advances incurred by ALPS for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by ALPS at the request or with the consent of the Transfer Agent, will be reimbursed by the Fund.

3.3 Postage. Postage for mailing of dividends, proxies, reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Transfer Agent at least seven (7) days prior to the mailing date of such materials.

3.4 Invoices. The Transfer Agent agrees to pay all fees and reimbursable expenses within thirty days following the receipt of the respective billing notice.

4.        Representations and Warranties of ALPS

ALPS represents and warrants to the Transfer Agent that:

4.1 It is a duly registered transfer agent under the Securities Exchange Act of 1934

4.2 It is duly organized and existing and in good standing under the laws of the State of Colorado.

4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.6 It will provide Transfer Agent with all information necessary to complete its annual filing requirements in a timely fashion.

5.       Representations and Warranties of the Transfer Agent

The  Transfer Agent represents and warrants to ALPS that:

5.1 It is a corporation duly organized and existing and in good standing under the laws of Colorado.

5.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

5.3 The Board of Directors has duly authorized it to enter into and perform this Agreement.

6. Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1 ALPS is authorized to promptly debit the appropriate account(s) upon the receipt of a payment order in compliance with the agreed upon security procedures (the "Security Procedures") chosen for funds transfer and in the amount of money that ALPS has been instructed to transfer. ALPS shall execute payment orders in compliance with the Security Procedures and with the Transfer Agent instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2 The Transfer Agent shall restrict access to confidential information relating to the Security Procedures to authorized persons as communicated to ALPS in writing. The Transfer Agent must notify ALPS immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Transfer Agent's authorized personnel. ALPS shall verify the authenticity of all Transfer Agent instructions according to the Security Procedure.

6.3 ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4 ALPS reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of ALPS's receipt of such payment order; or (b) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5 ALPS shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedures provided that such requests are received in a timely manner affording ALPS reasonable opportunity to act. However, ALPS assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6 ALPS shall assume no responsibility for failure to detect any erroneous payment order provided that ALPS complies with the payment order instructions as received and ALPS complies with the Security Procedures. The Security Procedures are established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7 When the Transfer Agent initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS or its bank will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Transfer Agent agrees that ALPS shall receive a refund of the amount credited to the Transfer Agent in connection with such entry, and the party making payment to the Transfer Agent via such entry shall not be deemed to have paid the amount of the entry.

6.8 Confirmation of ALPS's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through ALPS's proprietary information systems, or by facsimile or call-back. Call-back confirmations will be followed with a written confirmation. Transfer Agent must report any objections to the execution of an order within thirty (30) days.

7.       Indemnification

7.1 ALPS shall not be responsible for, and the Transfer Agent shall indemnify and hold ALPS, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of ALPS or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Transfer Agent's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Transfer Agent hereunder;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by ALPS, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by ALPS or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Transfer Agent, and which have been prepared, maintained or performed by the Transfer Agent or the Trust or any other person or firm on behalf of the Transfer Agent or the Trust including but not limited to any previous transfer agent or registrar; (ii) any written instructions or requests of the Transfer Agent or the Trust or any of its officers; (iii) any written instructions or opinions of Transfer Agent's legal counsel with respect to any matter arising in connection with the services to be performed by ALPS under this Agreement which are provided to ALPS after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) Upon the Trust's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems.

7.2 Transfer Agent shall not be responsible for, and ALPS shall indemnify and hold Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of Transfer Agent or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) ALPS' lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Transfer Agent hereunder;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by ALPS, and which have been prepared, maintained or performed by ALPS or any other person or firm on behalf of ALPS; (i) any written instructions or requests of the ALPS or any of its officers; (ii) any written instructions or opinions of ALPS legal counsel with respect to any matter arising in connection with the services to be performed by Transfer Agent under this Agreement which are provided to Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;


7.3  In order that the  indemnification  provisions  contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the party seeking indemnification shall promptly notify the party providing indemnification of such assertion, and shall keep the that party advised with respect to all developments concerning such claim. The party providing indemnification shall have the option to participate with the other party in the defense of such claim with its own counsel or to defend against said claim in its own name or in the name of party seeking indemnification at its own expense. Neither party shall confess any claim or make any compromise in any case in which the other party may be required to provide indemnification except with the other party's prior written consent.

8.       Standard of Care

ALPS shall at all times act in good faith and agrees to use its best efforts to ensure the accuracy of all services performed under this agreement. At all times, ALPS shall be held to a reasonableness standard of actions by other similar transfer agents in the mutual fund industry and shall be liable for any errors caused by the negligence, willful misconduct or bad faith of its employees.

9.       Confidentiality

9.1 ALPS and the Transfer Agent agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporations or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of ALPS or of the Transfer Agent, used or gained by ALPS or the Transfer Agent during performance under this Agreement. ALPS and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of ALPS or the Transfer Agent and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that ALPS must disclose such data to a Trust agent for purposes of providing services under this Agreement.

9.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to subpoenas from state or federal government authorities, ALPS will notify the Transfer Agent and secure instructions from an authorized officer of the Transfer Agent as to such inspection. ALPS expressly reserves the right, however, to exhibit the Shareholder records as required by law or court order, upon notification of Transfer Agent, provided that Transfer Agent has an opportunity to seek proper action to maintain the records' confidentiality.

10.      Covenants of the Transfer Agent and ALPS

10.1 ALPS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.2 ALPS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by
     Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, ALPS agrees that all such records prepared or maintained by ALPS relating to the services to be performed by ALPS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

11.      Termination of Agreement

11.1 This  Agreement may be terminated by either party upon  one-hundred  twenty
     (120) days written notice to the other.

11.2 Should the Transfer Agent exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Transfer Agent. Additionally, ALPS reserves the right to charge for any other reasonable expenses associated with such termination. Payment of such expenses or costs shall be in accordance with
     Section 3.4 of this Agreement.

11.3 Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.       Assignment and Third Party Beneficiaries

12.1 Except as provided in Section 13.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or
     discharge  the  assignor  from  any  duty  or  responsibility   under  this
     Agreement.

12.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than ALPS and the Transfer Agent, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of ALPS and the Transfer Agent. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3 This Agreement does not constitute an agreement for a partnership or joint venture between ALPS and the Transfer Agent. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

13.      Subcontractors

13.1 Nothing herein shall impose any duty upon ALPS in connection with or make ALPS liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. mail, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, ALPS shall have exercised due care in selecting the same.

14.      Miscellaneous

14.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2 Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Colorado.

14.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. However, equipment or transmission problems associated with computer year 2000 problems do not constitute a valid force majeure.

14.4 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.5 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.6 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules hereto, the terms of the Agreement shall take precedence. However, any written amendment to the Agreement shall incorporate the Agreement and shall take precedence over any existing term in the Agreement, to the extent applicable.

14.7 Audit of Records. ALPS will permit FASCorp or its authorized agents to visit, inspect, duplicate, examine, audit and verify (collectively "audit") the Records belonging to or in the possession or control of ALPS. Such audit will be completed at ALPS's office or elsewhere during regular business hours, and with at least seventy-two (72) hours prior notice to ALPS. The Records to which FASCorp will have access are those which are required by law to be maintained pursuant to the provision of the Services which ALPS provides to the shareholders. FASCorp may make copies and make extracts from such records, provided that such audit shall not unreasonably interfere with ALPS's normal course of business.

14.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

14.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

14.11Reproduction  of Documents.  This  Agreement and all  schedules,  exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

14.12Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

         (a)  If to Financial Administrative Services Corporation, to:

                                                     8515 E. Orchard Road
                                                     Englewood, CO  80111

                                                     Attention: David McLeod
                                                                   Vice President, Investments
                                                     cc:           Beverly Byrne, Secretary

                                                     Facsimile: _____________________

             (b)  If to the ALPS, to:

                                                     ALPS Mutual Funds Services, Inc.
                                                     370 17th Street, Suite 3100
                                                     Denver, CO 80202-5631

                                                     Attention: General Counsel

                                                     Facsimile: (303) 623-7850

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                     ALPS MUTUAL FUNDS SERVICES, INC.


                                     BY: ________________________________
                                              Executive Vice President


                                     ATTEST: ___________________________


                                     FINANCIAL ADMINISTRATIVE SERVICES CORP.


                                     BY: ________________________________

                                     TITLE:______________________________

                                     ATTEST: ____________________________


                        ALPS MUTUAL FUNDS SERVICES, INC.
                    TRANSFER AGENT SERVICE RESPONSIBILITIES*

Service Performed Responsibility ALPS Transfer Agent

1.       Receives orders for the purchase                       X
         of Shares.

2.       Issue Shares and hold Shares in                        X
         Shareholders accounts.

3.       Receive redemption requests.                           X

4.       Effect transactions 1-3 above                          X
         directly with broker-dealers.

5.       Pay monies to redeeming                                X
         Shareholders.

6.       Effect transfers of Shares.                            X

7.       Prepare and transmit dividends                         X
         and distributions.

8.       Reporting of abandoned property.                       X

9.       Maintain records of account.                           X

10.Maintain and keep a current and                              X
         accurate control book for each
         issue of securities.

11.      Mail proxies.
X

12.      Mail Shareholder reports.                              X

13.      Mail prospectuses to current                           X
         Shareholders.

14.      Withhold taxes on U.S. resident                        X
         and non-resident alien accounts.





Service Performed Responsibility ALPS Transfer Agent

15.      Prepare and file U.S. Treasury                         X
         Department forms.

16.      Prepare and mail account and                           X
         confirmation statements for
         Shareholders.

17.      Provide Shareholder account                            X
         information.

18.      Blue sky reporting.
X

*Such services are more fully described in Section 1.1 (a), (b) and (c) of the Agreement.



ALPS MUTUAL FUNDS SERVICES, INC.


BY: ____________________________
         Executive Vice President


ATTEST: _______________________



FINANCIAL ADMINISTRATIVE SERVICES CORPORATION


BY: _____________________________


TITLE:___________________________


ATTEST: _________________________


                                   SCHEDULE A



Orchard Value Fund, Class B

FEE SCHEDULE

ONE TIME CONVERSION FEE                                $0
GREATER OF:
  MINIMUM BASE ANNUAL FEE OR                           $24,000
  MAINTENANCE FEE PER ACCOUNT                          $13
OUT OF POCKET EXPENSES
        NEW ACCOUNT SET UP                             $4.00 per account
        MANUAL FIN. TRANSACTIONS                       $5.00 each
        MANUAL MAINT. TRANSACTIONS                     $2.00 each
        TELEPHONE CALLS                                $2.00 each
        CORRESPONDENCE SENT                            $4.00 each
        CLOSED ACCOUNT FEE                             $3.00 per account



                                            Dated:_____________ , 1999





ALPS MUTUAL FUNDS SERVICES, INC.


BY: _______________________________
         Executive Vice President


ATTEST: ___________________________


FINANCIAL ADMINISTRATIVE SERVICES CORPORATION


BY: _________________________________



ATTEST:  ____________________________